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                                                                    EXHIBIT 1(6)

                                ENGAGEMENT LETTER

                                     between

             CanArgo Energy Corporation (the "Company" or "CanArgo")


                             Sundal Collier & Co ASA

                    (the "Lead Manager" or "Sundal Collier")


1.    BACKGROUND

The Board of Directors and the Management of CanArgo is considering strategic moves in the E&P market to grow CanArgo's asset base, and the board is considering a merger with, acquisition of or reverse takeover of a suitable company or corporate entity (the "Transactions"). The Company is considering such acquisition candidates together with the Manager.

In connection with this, Sundal Collier is engaged as exclusive financial advisor and Lead Manager in relation to the Transactions and subsequent equity offerings (the "Issues").

2.    SCOPE OF THE ENGAGEMENT

a) Financial and strategic advisory in relation to identification of corporate acquisition targets and domicile and shareholders issues for CanArgo.

b)    Financial and strategic advisory in relation to the Transactions;

c) Research coverage which is updated quarterly following annual and quarterly reports;

d) Assist in identifying an evaluation of strategy and tactics in relation to the Transactions;

e) Assist in establishing bridge financing and underwriting for he cash part of the Transactions (convertible, mezzanine or credit facility);

f) Assist in preparation of bid documentation and prospectus in relation to the Transactions;

g) Marketing of the Transactions towards transaction candidate and CanArgo share holders;

h)    Perform equity offerings following completion of strategic transactions;

i) Assisting CanArgo's management and Board of Directors in the event that a bid for CanArgo is submitted by a third party;

j) To handle financial issues in other domiciles, an appropriate locally based financial advisor can be appointed by the Lead Manager with the Company's acceptance. The locally based advisor shall act under the Lead Manager' supervision and direction with full input from the Company.

3.    RESPONSIBILITY

It is the Company's responsibility to ensure that potential transactions are according to rights given to the Board of Directors and current laws and regulations.


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The Company is not aware of any contractual arrangements with other investment banks that may conflict with this agreement.

4.    FEES

a) In relation to financial and strategic advisory in relation to identification of acquisition targets for CanArgo, a a fixed fee of NOK 200,000 for every three months of the engagement period, with NOK 200,000 due 1- business days after signing of this agreement and for the following three month periods.

b) When the Board of Directors of CanArgo has decided to proceed with a bid for an acquisition target, a fixed fee of NOK 600,000, with NOK 300,000 due 5 days and NOK 300,000 due 30 days after the board has made their decision.

c) Success fee in relation to establishing bridge financing of 2.5% of money raised in case of a credit facility and 5% of money raised in case of a mezzanine or convertible loan 9f the lender shall have a fee as well, the success fee is reduced to 50% of the before mentioned fee).

d) A fixed bid fee of NOK 600,000 due 5 days after submission of a potential bid.

e) A fixed fee for the three month period when the Transaction was initiated as specified in a) and the fee as specified in d) shall not exceed 4% of the total market value of the equity in the Transaction.

f) Success fee for completion of a transaction due 5 days after closing of the acceptance period and receiving at least 50% acceptance from target company share holders;




                                           Market value of the equity
                 -------------------------------------------------------------------------------
                 Less than NOK 100 mill    Between NOK 100 and 500 mill     Above NOK 500 mill
                 ----------------------    ----------------------------    ---------------------

Success fee      4,5%                      NOK 4.5 mill. Plus 3%            NOK 16.5 mill., plus
                                           the value exceeding              1.5% of the value
                                           NOK 100 mill                     exceeding NOK 500
                                                                            mill.

g) In equity offerings, a management fee of 3.75% and a success fee of the gross proceeds (including any il-liquidity compensations) of 2% in a private placement and 0.75% in a rights issue or underwritten public offering. In case of an underwritten rights issue, any underwriting fees payable to the underwriters would be in addition to the management and success fees. The fee falls due for payment when the net proceeds are transferred to the Company.

h) Out-of-pocket expenses: inter alia legal fees, auditor's fees, the cost of other external advice, printing, distribution, postage, translation, messenger services, travel and presentations. These expenses are to be charged currently and billed to the Company either by the Manager or direct by the adviser/supplier.

i) If the Lead Manager is liable to pay fees or taxes (including VAT) in relation to the services provided in connection with any transactions, will these expenses come in addition to the agreed fixed and variable fees.

j) The Lead Manager is entitled to pay any fees and expenses and to deduct this from any gross proceeds or revenue.

k) In case of a successful bid being submitted for CanArgo, the Manager shall have the right of first refusal to act as advisor to CanArgo, receive a fees according to for Sundal Collier, relevant market conditions from the Company, the acquirer or the merged entity.

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5.    TERMS OF THE AGREEMENT AND COST OF TERMINATION

a) The Company and its Board of Directors, confirm that the information provided to the Manager is correct and complete and that no relevant information known to the Company has been left out, and will sign and issue an Indemnity and Hold Harmless Statement to the Manager prior to any transactions.

b) The Company acknowledges the need for co-ordination of press releases and other information to the public with the Lead Manager in the engagement period. Unless otherwise agreed all information in regards to this Engagement will be kept confidential.

c) In the event that the Company terminates this Mandate Agreement prior to any transactions, the Company shall pay the Manager the accrued direct out of pocket expenses under item 4 and an additional fee of NOK 500,000.

d) In the event of a third party financial advisor being required in a transaction, and in case of a retainer for this advisor being required, CanArgo shall carry the cost (the size of the retainer will be subject to approval from CanArgo). If a success fee is required, this shall be part of the Manager' success fee limited upwards to 30% of the total fee in the Transaction.

e) In the event that the Company terminates this Mandate Agreement during any strategic transactions, the Company shall pay the Manager a cancellation fee equal to the potential success fee relating to the specific ongoing transaction as specified in section 4 above as well as any incurred direct expenses.

f) In the event that the Company terminates this Mandate Agreement during an equity offering, the Company shall pay the Manager a cancellation fee equal to Lead Manager fee and the success fee relating to the specific amount placed under the equity offering as specified in section 4 above as well as any incurred direct expenses.

g) On termination, fees and expenses fall due for payment seven days after termination of this Agreement has taken place.

6.    ENGAGEMENT PERIOD

The Manager is engaged by the Company from 1st August 2001 to 31st January 2002. This agreement can be extended in three months increments if desired so by both parties.

No termination made by CanArgo will affect Sundal Collier's right to receive fees, as set out in section 4, for transactions that have been initiated during the term of this Engagement and which are completed within 12 months of termination of this agreement.

7.    PARTICULARS IN RELATION TO POTENTIAL SHARE ISSUES

In connection with potential share issues, the Company is responsible for the issuance of "Corporate Authorisation for Issuance of new Common Stock" in the name of the Den norske Bank ASA as nominee. In connection with any share issues, the Manager shall follow the procedures as set out by the Company prior to the issuance of the Shares including among other things obtaining signed Subscription Agreements and Schedules thereto. The shares shall be recorded at the Manager deposit accounts with Den norske Bank ASA.

The share issue will be either a private placement or a rights issue.

In the case of a private placement and as long as the CanArgo shares are listed on the NASDAQ OTC list or the transaction by other reason in any way are governed by US-securities law, the new shares shall be separated by a separate identification number until a filing and Oslo prospectus becomes effective and the shares are sold the first time. The Company is responsible to ensure that requirements in relation to the filing and the first trade of the shares are met in co-operation with the Manager. This applies if not any other appropriate steps required by the relevant US-securities laws are needed. CanArgo is responsible for that the requirements for such a share issue under US-securities law are met.

7.1.  PAYMENT FROM THE INVESTORS IN CONNECTION WITH SHARE ISSUES

To receive payments from the investors, the Manager shall establish an escrow account for equity deposits.

The shares will be registered in the Norwegian Central Securities Depository
(VPS) subsequent to the Manager having received a confirmation of the deposit of shares with Den norske Bank ASA. The Manager will ensure



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that the paid-up amount, with a deduction of fees to the Manager, and, in the case of a private placement, a deduction of 10% of the amount allocated to a liquidity compensation (see below), will be set aside in an escrow account in Christiania Bank og Creditkasse ("CBK"). This amount will be transferred to an assigned bank account advised by the Company as soon as all of the proceeds of the placement are received. After CanArgo receives confirmation that proceeds from the placement have been received in its designated account, CanArgo will deposit the shares with Den norske Bank ASA.

7.2.  LOCK-UP OF THE SHARES IN CASE OF A PRIVATE PLACEMENT

As long as the CanArgo shares are listed on the NASDAQ OTC list and in the event of a private placement, the company will file a Registration Statement with the Securities and Exchange Commission ("SEC"). Following declaration by the SEC that the Registration Statement is effective, a prospectus will be issued to the Oslo Stock Exchange ("OSE") for approval.

Following a private placement, the new shares will be registered in dedicated VPS accounts specially established for this transaction. The shares will be locked in the VPS accounts until the SEC and Oslo Stock Exchange have declared effective the filing and Oslo prospectus respectively.

7.3.  LIQUIDITY COMPENSATION IN CASE OF A PRIVATE PLACEMENT

In the event of a private placement, and as long as the CanArgo shares are listed on the NASDAQ OTC list, it is required that a prospectus for the new share issue is filed with the SEC and that the prospectus is declared effective by the SEC before the shares can be freely traded with US investors. The shares have to be locked in separate VPS accounts until such approval has been given. The time from issuing the shares until they can be freely traded is assumed to be between 7 and 90 days, thus the new investors will have an illiquid share in this period. As compensation, the Company has agreed to pay in cash to the investors 3.33% of their gross subscription if the shares are locked up for 30 days or more after receipt by CanArgo, from all investors duly executed Subscription Agreements including Schedule 3 to the Subscription Agreement, another 3.33% if the shares are locked up for 60 days or more, and an additional 3.33% if the shares are locked up for 90 days or more. The Company shall set aside an amount equal to 10% of the gross proceeds in an escrow account in CBK for this purpose.

8.    GOVERNING LAW

The Engagement Letter and attached standard terms are under the jurisdiction of Norwegian Law. Any legal proceeding in relation to the Engagement Letter, which is not solved between the parties, shall be submitted to the jurisdiction of the Norwegian courts. The venue shall be Oslo City court.

9.    OTHER

The scope of the engagement will be performed by Harald Erichsen and Martin Melbye from Sundal Collier and additional personnel as required.

This engagement letter replaces and overrides any other agreement or engagement letter between the parties.

We appreciate your expressed confidence in Sundal Collier and we are looking forward to performing the assignment to your satisfaction.

The attached "Standard Terms and Conditions" are regarded as an integral part of this agreement.

13th August 2001





     /s/Dr. David Robson                             /s/Harold Erichsen
------------------------------                  -----------------------------
         For CanArgo                            For Sundal Collier & Co ASA
      Dr. David Robson                                Harald Erichsen


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                   SUNDAL COLLIER & CO ASA (CORPORATE FINANCE)
                           STANDARD TERMS OF AGREEMENT

The terms set forth below apply to the agreement entered into between Sundal Collier & Co ASA ("Sundal Collier" or "The Manager") and CanArgo (the "Company") relating to the engagement of The Manager (the "Engagement"), and in which these terms are referred to and enclosed.

1. Confidentiality: The Managers will treat Information provided to it by the Company as confidential subject to the following terms. "Information" refers to any and all non-public financial, technical, commercial or other information concerning the business and affairs of the Company that is provided to The Managers, by or on behalf of the Company, on or after the date hereof, but does not include (a) Information which was already in The Managers' possession prior to the date hereof; (b) Information which is or hereafter becomes generally available to the public other than as result of a disclosure by The Managers in violation of the Engagement; or (c) Information obtained by The Managers from a third party which The Managers is unaware of having been obtained by such third party in violation of any obligation to the Company with respect to such Information, which may be owed by that party.

2. Access to information: The Company agrees to provide to The Managers and its advisors all financial and other information reasonably requested by it for the purpose of the Engagement. In performing its services hereunder The Managers shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that is publicly available and of all information that has been furnished to The Managers by or on behalf of the Company and The Managers shall not assume any responsibility nor have any liability therefore. In addition, the Company agrees to keep The Managers informed of any material developments or proposals in relation to the business or operations of the Company and its subsidiaries that may have any effect on the Engagement.

3. Documentation and other material produced by The Managers: Without the prior consent of The Managers, documentation produced by The Managers in connection with the Engagement shall not be copied or distributed for any use other than in connection with the Engagement.

4. Public announcement: In the event that any announcement is made in respect of the Engagement (i.e. press, regulatory, advertisements, or otherwise), the Company agrees, if so requested by The Managers, to include reference to The Managers and its role in such announcement, in which case the form and content of such reference shall be agreed between the Company and The Managers prior to publication. After the successful completion of the Engagement, The Managers may include reference to the Engagement for public marketing purposes, including making use of the Company's logo.

5. Expenses: The Company agrees to pay or reimburse The Managers for all reasonable out-of-pocket expenses relating to the Engagement (including, without limitation, travel, communication, document production expenses, and fees and disbursements of agents and advisors), whether or not the Engagement is completed. The Managers shall provide the Company with any documentation reasonably requested to support such expenses. The Managers shall not appoint any agents or advisors without the prior written consent of the Company.

6. Taxes: To the extent that the services rendered by The Managers are subject to V.A.T. or any similar taxes, The Managers shall be compensated in full by the Company for such taxes so that fees described in the agreement will be increased correspondingly.

7. Indemnification: The Company agrees to indemnify, defend and hold harmless The Managers and the company's partners and employees (each an "Indemnitee") from and against any and all liability, loss, claim, damage or expenses (including reasonable attorneys' fees) suffered or incurred by such, as

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      established by a competent Court of Law, arising from the Engagement, except as may be found to arise from the negligence or the wilful misconduct of the Indemnitee.

Accepted and agreed by an authorised signature of CanArgo:


---------------------------
/s/Dr. David Robson